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                                                                       EXHIBIT 2


                                IRREVOCABLE PROXY


         The undersigned, for consideration received, hereby appoints John E. Vollmer, III, Senior Vice President of Patterson-UTI Energy Inc. (the "Purchaser") and Mark S. Siegel, the Chairman of the Board of the Purchaser, and each of them, the undersigned's proxy, with power of substitution, to vote up to 101,000 shares of common stock, par value $.10 per share (the "Common Stock"), of TMBR/Sharp Drilling, Inc. (the "Company") on any matter coming before the holders of Common Stock of the Company. This proxy (a) expires December 16, 2002 and (b) is entered into in connection with that certain Stock Purchase Agreement, dated June 11, 2002 between the Purchaser and the undersigned and the Sellers named therein and is coupled with an interest and is irrevocable. In addition, (a) up to 31,000 shares of the Common Stock subject to this irrevocable proxy shall automatically be released from this proxy if and when such shares are sold in unsolicited brokers transactions within the meaning of rule 144 of the rules and regulations of the Securities and Exchange Commission,
(b) any shares of Common Stock subject to this irrevocable proxy that shall have been converted into or exchanged for securities of the Purchaser shall automatically be released from this proxy and (c) in the event that the Purchaser tenders all of its voting securities of the Company to a third party, all shares of Common Stock subject to this irrevocable proxy shall automatically be released. The number of shares of Common Stock subject to this irrevocable proxy may be reduced at any time, from time to time, by either Mr. Vollmer or Mr. Siegel, by written notice to the undersigned. For purposes of this irrevocable proxy, the Common Stock shall be deemed to include any stock or securities into or for which the Common Stock may be converted or exchanged.

  Dated this 14th day of June, 2002.



                                       /s/ J. Mark Roper
                                       -----------------------------------------
                                       J. Mark Roper